Exhibit 99.1

November 8, 2016

VIA EMAIL

From: Michael Corey

To: Steven Mariano

Subject: Letter of resignation from Patriot National Board of Directors

Steve:

Effective immediately, November 8, 2016, I am resigning as a Director of the Patriot National Board. I am hopeful this will not cause significant inconvenience to you or the board. It is clear to me that you and I have a different opinion regarding how to manage and lead the company into the future, and because of those differing opinions, I cannot effectively perform my duties as a board member in the manner I believe necessary. Thus my need to resign. Best of success to you, the board and the company as you move forward.